Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—June 19, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.028013 per unit, payable on July 14, 2015 to unitholders of record on June 30, 2015. The distribution primarily represents oil production during the month of March 2015 and natural gas production during February 2015.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	84,478	383,647	$46.15	$2.60
Prior Month	65,848	499,735	$45.37	$2.79

Oil cash receipts for the properties underlying the Trust totaled $3.9 million for the current month, an increase of $0.9 million from the prior month calculation. The increase was primarily due to increased sales volumes resulting from three additional production days in March and the receipt of first revenue payments on two wells in the Permian Basin completed in 2014.

Total average daily oil sales volumes for the current distribution period were approximately 2,700 Bbls/D, of which 210 Bbls/D was attributable to the first revenue receipts on two wells in the Permian Basin. The two wells were completed in 2014; however, the operator did not remit revenue payments to Enduro until the current month distribution period. The $0.5 million in oil cash receipts from these wells represents oil production from May 2014 through March 2015.

Natural gas receipts decreased $0.4 million from the prior month, totaling $1.0 million. The decrease was due to reduced sales volumes resulting primarily from the timing of cash receipts, three fewer production days in February, and decreased NYMEX gas prices. As previously disclosed, the prior month distribution included the payment of both December 2014 and January 2015 natural gas production from certain conventional wells in the Elm Grove field of the East Texas/North Louisiana region that were sold by the prior operator in late 2014.

Capital expenditures included in the current month distribution totaled $0.5 million and relate to expenses incurred during April 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices, which have dropped considerably over the past several months and remain highly volatile. Significant decreases in commodity prices could result in less cash available for distribution in future periods. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555